Exhibit 99.1

red violet Announces Fourth Quarter and Full Year 2022 Financial Results

Fourth Quarter Revenue Increased 16% to $13.1 Million Producing $4.4 Million of Cash Flow from Operations

Full Year 2022 Revenue Increased 21% to $53.3 Million Generating Net Income of $0.6 Million

BOCA RATON, Fla. – March 8, 2023 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter and full year ended December 31, 2022.

“2022 was another record year for red violet. The target markets for our solutions continue to exhibit solid fundamentals and increasing opportunity, notwithstanding the uncertain economic environment,” stated Derek Dubner, red violet’s CEO. “We remain intently focused on utilizing our healthy cash flow generation to strategically invest in our deep product roadmap and to further expand the capabilities and use cases of our industry-leading, cloud-native technology platform and customer-centric identity intelligence solutions.”

Fourth Quarter Financial Results

For the three months ended December 31, 2022 as compared to the three months ended December 31, 2021:

•
Total revenue increased 16% to $13.1 million. Platform revenue increased 19% to $12.9 million. Services revenue decreased 54% to $0.2 million.
•
Gross profit increased 19% to $8.3 million. Gross margin increased to 63% from 62%.
•
Adjusted gross profit increased 20% to $10.0 million. Adjusted gross margin increased to 77% from 74%.
•
Net loss narrowed 13% to $1.5 million, which resulted in a loss of $0.11 per basic and diluted share.
•
Adjusted EBITDA increased 16% to $1.5 million.
•
Cash from operating activities increased 123% to $4.4 million.
•
Cash and cash equivalents were $31.8 million as of December 31, 2022.

Full Year Financial Results

For the year ended December 31, 2022 as compared to the year ended December 31, 2021:

•
Total revenue increased 21% to $53.3 million. Platform revenue increased 22% to $52.0 million. Services revenue decreased 16% to $1.3 million.
•
Gross profit increased 25% to $34.7 million. Gross margin increased to 65% from 63%.
•
Adjusted gross profit increased 25% to $41.1 million. Adjusted gross margin increased to 77% from 75%.
•
Net income was $0.6 million, which resulted in $0.04 per basic and diluted share, compared to net income of $0.7 million (inclusive of a one-time gain of $2.2 million on the extinguishment of debt from the forgiveness of the CARES Act Loan).
•
Adjusted EBITDA increased 18% to $12.9 million.
•
Cash from operating activities increased 39% to $12.5 million.

Fourth Quarter and Recent Business Highlights

•
Added 148 customers to IDI™ during the fourth quarter, ending the year with 7,021 customers.
•
Added 6,909 users to FOREWARN® during the fourth quarter, ending the year with 116,960 users. Over 235 REALTOR® Associations are now contracted to use FOREWARN.

•
Strong growth in the onboarding of higher-tier customers, with 67 customers contributing over $100,000 of revenue in 2022 compared to 47 customers in 2021.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly and full year results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contacts:

Steven Hooser/Phillip Kupper
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and free cash flow ("FCF"). Adjusted EBITDA is a financial measure equal to net (loss) income, the most directly comparable financial measure based on US GAAP, excluding interest (income) expense, net, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will be able to utilize our healthy cash flow generation to strategically invest in our deep product roadmap and to further expand the capabilities and use cases for our industry-leading, cloud-native technology platform and customer-centric identity intelligence solutions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2021 filed on March 9, 2022, as may be supplemented or amended by the Company's other SEC filings, including the Form 10-K for year ended December 31, 2022 expected to be filed today. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2022	December 31, 2021
ASSETS:
Current assets:
Cash and cash equivalents	$31,810	$34,258
Accounts receivable, net of allowance for doubtful accounts of $60 and $28 as of December 31, 2022 and 2021, respectively	5,535	3,736
Prepaid expenses and other current assets	771	599
Total current assets	38,116	38,593
Property and equipment, net	709	577
Intangible assets, net	31,647	28,181
Goodwill	5,227	5,227
Right-of-use assets	1,114	1,661
Other noncurrent assets	601	137
Total assets	$77,414	$74,376
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,229	$1,605
Accrued expenses and other current liabilities	1,845	395
Current portion of operating lease liabilities	692	617
Deferred revenue	670	841
Total current liabilities	5,436	3,458
Noncurrent operating lease liabilities	598	1,291
Deferred tax liabilities	287	198
Total liabilities	6,321	4,947
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of December 31, 2022 and 2021	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 13,956,404 and 13,488,540 shares issued and outstanding, as of December 31, 2022 and 2021	14	13
Additional paid-in capital	92,481	91,434
Accumulated deficit	(21,402)	(22,018)
Total shareholders' equity	71,093	69,429
Total liabilities and shareholders' equity	$77,414	$74,376

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Year Ended December 31,
	2022	2021
Revenue	$53,318	$44,022
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	12,211	11,195
Sales and marketing expenses	10,834	8,932
General and administrative expenses	23,237	19,811
Depreciation and amortization	6,675	5,399
Total costs and expenses	52,957	45,337
Income (loss) from operations	361	(1,315)
Interest income (expense), net	351	(7)
Gain on extinguishment of debt	-	2,175
Income before income taxes	712	853
Income tax expense	96	198
Net income	$616	$655
Earnings per share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05
Weighted average number of shares outstanding:
Basic	13,759,296	12,597,316
Diluted	14,107,144	13,403,041

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$290	$562
General and administrative expenses	5,215	6,053
Total	$5,505	$6,615

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$616	$655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,675	5,399
Share-based compensation expense	5,505	6,615
Write-off of long-lived assets	177	32
Provision for bad debts	174	95
Noncash lease expenses	547	500
Interest expense	-	11
Deferred income tax expense	89	198
Gain on extinguishment of debt	-	(2,175)
Changes in assets and liabilities:
Accounts receivable	(1,973)	(630)
Prepaid expenses and other current assets	(172)	(18)
Other noncurrent assets	(464)	2
Accounts payable	624	(470)
Accrued expenses and other current liabilities	1,450	(1,051)
Deferred revenue	(171)	337
Operating lease liabilities	(618)	(552)
Net cash provided by operating activities	12,459	8,948
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(373)	(280)
Capitalized costs included in intangible assets	(8,456)	(4,964)
Net cash used in investing activities	(8,829)	(5,244)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares, net of issuance costs	-	20,924
Taxes paid related to net share settlement of vesting of restricted stock units	(5,200)	(3,327)
Repurchases of common stock	(878)	-
Net cash (used in) provided by financing activities	(6,078)	17,597
Net (decrease) increase in cash and cash equivalents	$(2,448)	$21,301
Cash and cash equivalents at beginning of period	34,258	12,957
Cash and cash equivalents at end of period	$31,810	$34,258
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$39	$-
Share-based compensation capitalized in intangible assets	$1,621	$1,217
Retirement of treasury stock	$6,078	$3,327

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF. Adjusted EBITDA is a financial measure equal to net (loss) income, the most directly comparable financial measure based on US GAAP, excluding interest (income) expense, net, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs, and write-off of long-lived assets and others, as noted in the tables below. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2022	2021	2022	2021
Net (loss) income	$(1,544)	$(1,784)	$616	$655
Interest (income) expense, net	(225)	(1)	(351)	7
Income tax (benefit) expense	(148)	198	96	198
Depreciation and amortization	1,815	1,466	6,675	5,399
Share-based compensation expense	1,439	1,418	5,505	6,615
Gain on extinguishment of debt	-	-	-	(2,175)
Litigation costs	4	-	132	126
Write-off of long-lived assets and others	171	9	178	104
Adjusted EBITDA	$1,512	$1,306	$12,851	$10,929
Revenue	$13,069	$11,258	$53,318	$44,022

Net income margin	(12%)	(16%)	1%	1%
Adjusted EBITDA margin	12%	12%	24%	25%

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2022	2021	2022	2021
Revenue	$13,069	$11,258	$53,318	$44,022
Cost of revenue (exclusive of depreciation and amortization)	(3,054)	(2,927)	(12,211)	(11,195)
Depreciation and amortization of intangible assets	(1,758)	(1,407)	(6,440)	(5,170)
Gross profit	8,257	6,924	34,667	27,657
Depreciation and amortization of intangible assets	1,758	1,407	6,440	5,170
Adjusted gross profit	$10,015	$8,331	$41,107	$32,827

Gross margin	63%	62%	65%	63%
Adjusted gross margin	77%	74%	77%	75%

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP measure, to FCF:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$4,359	$1,951	$12,459	$8,948
Less:
Purchase of property and equipment	(102)	(57)	(373)	(280)
Capitalized costs included in intangible assets	(2,317)	(1,415)	(8,456)	(4,964)
Free cash flow	$1,940	$479	$3,630	$3,704

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross margin and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22
Customer metrics
IDI - billable customers(1)	5,902	6,141	6,314	6,548	6,592	6,817	6,873	7,021
FOREWARN - users(2)	58,831	67,578	74,377	82,419	91,490	101,261	110,051	116,960
Revenue metrics
Contractual revenue %(3)	80%	81%	80%	79%	77%	80%	68%	77%
Revenue attrition %(4)	7%	6%	5%	4%	3%	5%	6%	5%
Revenue from new customers(5)	$967	$929	$876	$920	$1,014	$805	$2,016	$1,216
Base revenue from existing customers(6)	$7,351	$8,354	$9,187	$9,114	$9,721	$10,164	$10,839	$10,574
Growth revenue from existing customers(7)	$1,899	$1,596	$1,605	$1,224	$1,994	$1,525	$2,171	$1,279
Platform financial metrics
Platform revenue(8)	$9,813	$10,588	$11,296	$10,787	$12,217	$12,185	$14,763	$12,854
Cost of revenue (exclusive of depreciation and amortization)	$2,488	$2,529	$2,525	$2,606	$2,822	$2,709	$2,895	$2,907
Adjusted gross margin	75%	76%	78%	76%	77%	78%	80%	77%
Services financial metrics
Services revenue(9)	$404	$291	$372	$471	$512	$309	$263	$215
Cost of revenue (exclusive of depreciation and amortization)	$273	$191	$262	$320	$348	$211	$172	$147
Adjusted gross margin	32%	34%	30%	32%	32%	32%	35%	32%
Other metrics
Employees - sales and marketing	56	57	49	54	59	57	64	68
Employees - support	9	9	10	10	10	9	10	10
Employees - infrastructure	15	16	16	18	23	25	25	28
Employees - engineering	31	33	35	37	50	52	52	54
Employees - administration	16	19	20	22	26	27	26	27

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue, and excludes expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period. Prior to Q1’22, FOREWARN revenue was excluded from our revenue attrition calculation. Beginning Q4’22, our revenue attrition calculation excludes Services revenue.

(5) Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6) Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7) Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.

(8) Platform revenue consists of both contractual and transactional revenue generated from our technology platform, CORE. It includes all revenue generated through our IDI and FOREWARN solutions. The cost of revenue, which consists primarily of data acquisition costs, remains relatively fixed irrespective of revenue generation.

(9) Services revenue consists of transactional revenue generated from our idiVERIFIED service. The cost of revenue, which consists primarily of third-party servicer costs, is variable.